UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  June 22, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES           7   SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   60,249,550 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   60,249,550 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,249,550  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        163,000,000 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   163,000,000 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         163,000,000 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        17,000,000 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   17,000,000 Shares (See Items 5(a) and 5(b))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,000,000 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           Security and Issuer.

                  This Amendment No. 11 (the "Eleventh Amendment") amends the
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 24, 2003 (the "Schedule 13D"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Eleventh Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.           Identity and Background.

                  Updated lists of the names, addresses, occupations and citizenship of the Slim Family and the executive officers and directors of each of CGT, GFI, Telmex, the Trust and Fundacion Telmex are set forth in Schedule I attached hereto.

Item 3.           Source and Amount of Funds or Other Consideration.

                  No Shares were purchased by the Reporting Persons since Amendment No. 10 to the Schedule 13D was filed with the Commission on April 28, 2004.

Item 4.           Purpose of Transaction.

                  Except as disclosed in this Item 4, the Reporting Persons have no plans or proposals which relate to or would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule. The Reporting Persons may in the future acquire additional Shares or other securities of the Issuer from the Issuer, in the open market, in privately-negotiated purchases or otherwise and may also, depending on then-current circumstances, dispose of all or a portion of the Shares or Convertible Debentures owned by them in one or more transactions and may consider and explore one or more corporate transactions involving the Issuer. The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule, to the extent deemed advisable by the Reporting Persons.

Item 5.           Interest in Securities of the Issuer.

         (a) The Reporting Persons have the following direct interests in Shares (as described in Amendment No. 2 to the Schedule 13D filed with the Commission on December 12, 2003, all Shares held by the Reporting Persons are held in the form of CPOs):


                                                     Shares(1)
                                      -------------------------------------
                                           Number           % of Class
                                      ----------------   ------------------

GFI............................         60,249,550               3.2%
Trust(2).......................        163,000,000               8.7
Fundacion Telmex(3)............         17,000,000               0.9


(1)      Based upon 1,865,054,114 Shares outstanding as of June 23, 2004.
(2) The Slim Family, CGT and Telmex disclaim beneficial ownership of Shares beneficially owned by the Trust.
(3) The Slim Family, CGT and Telmex disclaim beneficial ownership of Shares beneficially owned by Fundacion Telmex.

         (b) Because the Slim Family may be deemed to control, directly or indirectly, ech of CGT, Telmex and GFI, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust and Fundacion Telmex). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the Shares owned by the Reporting Persons.

         (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

         (d) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex and GFI, the Slim Family may be deemed to have the right to receive, or the power to direct the receipt of dividends from, or the proceeds of the sale of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust and Fundacion Telmex). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, Shares owned by the Reporting Persons.

* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          June 25, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

          All of the individuals listed below are citizens of Mexico.



                                 THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico

Name                                     Principal Occupation
----                                     --------------------

Carlos Slim Helu                         Chairman Emeritus of the Board of Telefonos de Mexico, S.A. de C.V., and
                                         Chairman of the Board of America Movil, S.A. de C.V. and Carso Global
                                         Telecom, S.A. de C.V.

Carlos Slim Domit                        Chairman of the Board of Telefonos de Mexico, S.A. de C.V., Chairman of
                                         Grupo Carso, S.A. de C.V. and President of Grupo Sanborns, S.A. de C.V.

Marco Antonio Slim Domit                 Chairman of Grupo Financiero Inbursa, S.A. de C.V.

Patrick Slim Domit                       Vice President of Commercial Markets of Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit                 President of Museo Soumaya

Vanessa Paola Slim Domit                 Private Investor

Johanna Monique Slim Domit               Private Investor

                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                                 Principal Occupation
-----------------                                 --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)              Chairman Emeritus of the Board of Telefonos de
                                                  Mexico, S.A. de C.V., and Chairman of the Board of
                                                  America Movil, S.A. de C.V. and Carso Global
                                                  Telecom, S.A. de C.V.

Marco Antonio Slim Domit                          Chairman of Grupo Financiero Inbursa, S.A. de C.V.
(Chairman of the Board)

Eduardo Valdes Acra                               Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman of the Board)                      de C.V., Casa de Bolsa, Grupo Financiero Inbursa

Agustin Franco Macias (Director)                  Chairman of Cryoinfra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)            Chairman of the Board of Kimberly Clark de Mexico,
                                                  S.A. de C.V.

Juan Antonio Perez Simon (Director)               Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

David Ibarra Munoz (Director)                     Independent Economist


Jose Kuri Harfush (Director)                      President of Janel, S.A. de C.V.

Executive Officers

Marco Antonio Slim Domit (President)              President of Grupo Financiero Inbursa, S.A. de C.V.


                       CARSO GLOBAL TELECOM, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Director and Chairman Emeritus of the Board)  Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V. and Chairman of the Board of
                                                                America Movil, S.A. de C.V. and Carso Global
                                                                Telecom, S.A. de C.V.

Jaime Chico Pardo (Director and Vice Chairman of the Board)     President of Telefonos de Mexico, S.A. de C.V. and
                                                                Vice President of Carso Global Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

C.P. Humberto Gutierrez                                         General Director of Grupo Carso, S.A. de C.V.
Olvera Zubizarreta

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.
                                                                and Chairman of the Board of Sanborns Hermanos S.A.

Carlos Slim Domit (Director and Chairman of the Board)          Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., Chairman of Grupo Carso, S.A. de C.V. and
                                                                President of Grupo Sanborns, S.A. de C.V.

Executive Officers

Armando Ibanez (Chief Financial Officer)                        Chief Financial Officer of Carso Global Telecom,
                                                                S.A. de C.V.

                             FUNDACION TELMEX, A.C.
            Vizcainas No. 16, Colonia Centro, Delegacion Cuauhtemoc,
                            06080 Mexico, D.F. Mexico


Name and Position                                  Principal Occupation
-----------------                                  --------------------
Directors

Carlos Slim Helu (Chairman)                        Chairman Emeritus of the Board of Telefonos de
                                                   Mexico, S.A. de C.V., and Chairman of the Board of
                                                   America Movil, S.A. de C.V. and Carso Global
                                                   Telecom, S.A. de C.V.

Jaime Chico Pardo (Director)                       President of Telefonos de Mexico, S.A. de C.V.

Arturo Elias Ayub (Director)                       Executive Officer of Telefonos de Mexico, S.A. de
                                                   C.V.

Adolfo Cerezo Perez                                Chief Financial Officer of Telefonos de Mexico, S.A.
                                                   de C.V.

Mario Cobo Trujillo                                Executive Officer of Telefonos de Mexico, S.A. de
                                                   C.V.

Sergio Rodriguez Molleda                           Counsel, Telefonos de Mexico, S.A. de C.V.


                                TRUST NO. F/0008
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                      Principal Occupation
-----------------                      --------------------

Technical Committee

Adolfo Cerezo Perez                    Chief Financial Officer of Telefonos de
                                       Mexico, S.A. de C.V.

Jose Manual Camacho                    Deputy Director, Treasury

Eduardo Rosendo Girard                 Deputy Director, Corporate Comptroller

                        TELEFONOS DE MEXICO, S.A. DE C.V.

         Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., Mexico



Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V., and Chairman of the Board of
                                                                America Movil, S.A. de C.V. and Carso Global
                                                                Telecom, S.A. de C.V.

Carlos Slim Domit (Chairman; Member of the Executive            Chairman of the Board of Telefonos de Mexico, S.A.
Committee)                                                      de C.V., Chairman of Grupo Carso, S.A. de C.V. and
                                                                President of Grupo Sanborns, S.A. de C.V.

Jaime Chico Pardo (Vice Chairman; Member of the Executive       President of Telefonos de Mexico, S.A. de C.V.
Committee)

Emilio Azcarraga Jean (Director)                                President of Grupo Televisa, S.A. de C.V.

Antonio Cosio Arino (Director; Alternate Member of the          General manager of Cia Industrial de Tepeji del Rio,
Executive Committee)                                            S.A. de C.V.

Amparo Espinosa Rugarcia (Director)                             President of the Center for Women's Studies in
                                                                Mexico City

Elmer Franco Macias (Director)                                  President and Director of Grupo Infra, S.A. de C.V.

Angel Losada Moreno (Director)                                  Chief Executive Officer of Grupo Gigante, S.A. de
                                                                C.V.

Romulo O'Farrill Jr. (Director)                                 Chairman and General Manager of Novedades Editores,
                                                                S.A. de C.V.

Juan Antonio Perez Simon (Vice Chairman; Member of the          Chairman of the Board of Directors and Member of the
Executive Committee)                                            Executive Committee of Sanborns Hermanos, S.A., and
                                                                member of the board of directors of America Telecom

Fernando Senderos Mestre (Director)                             Chairman of the Board and Chief Executive Officer of
                                                                Desc, S.A. de C.V.

Marco Antonio Slim Domit (Director; Alternate Member of the     Chairman of Grupo Financiero Inbursa, S.A. de C.V.
Executive Committee)

James W. Callaway (Director)                                    Group president of SBC Communications, Inc.,
                                                                International Operations

Richard P. Resnick (Director; Member of the Executive           President of SBC International Management Services,
Committee)                                                      Inc.

Robert L. Henrichs (Director; Alternate Member of the           Director of Finance, SBC International Management
Executive Committee)                                            Services, Inc.

Rafael Kalach Mizrahi (Director)                                Chairman and chief executive officer of Grupo
                                                                Kaltex, S.A. de C.V.

Ricardo Martin Bringas (Director)                               Chief executive officer of Organizacion Soriana,
                                                                S.A. de C.V.


Executive Officers

Jaime Chico Pardo                                               Chief Executive Officer

Adolfo Cerezo Perez                                             Chief Financial Officer


                                   SCHEDULE II

         Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

                          Type of                    Number of   Price per Share
     Reporting Person   Transaction    Trade Date     Shares     (Mexican Pesos)
     Fundacion Telmex        Sale       04/27/04      38,000          3.99
     Fundacion Telmex        Sale       04/27/04      25,000          3.99
     Fundacion Telmex        Sale       04/27/04      25,000          3.99
     Fundacion Telmex        Sale       04/27/04      25,000          3.99
     Fundacion Telmex        Sale       04/27/04      25,000          3.99
     Fundacion Telmex        Sale       04/27/04      12,000          3.99
     Fundacion Telmex        Sale       04/27/04      46,200          3.98
     Fundacion Telmex        Sale       04/27/04      50,300          3.98
     Fundacion Telmex        Sale       04/27/04      25,000          3.98
     Fundacion Telmex        Sale       04/27/04      25,000          3.98
     Fundacion Telmex        Sale       04/27/04      25,000          3.98
     Fundacion Telmex        Sale       04/27/04      25,000          3.98
     Fundacion Telmex        Sale       04/27/04       3,500          3.98
     Fundacion Telmex        Sale       04/27/04      14,000          3.98
     Fundacion Telmex        Sale       04/27/04      10,000          3.98
     Fundacion Telmex        Sale       04/27/04      10,000          3.98
     Fundacion Telmex        Sale       04/27/04     100,000          3.97
     Fundacion Telmex        Sale       04/27/04      10,000          3.97
     Fundacion Telmex        Sale       04/27/04      25,000          3.97
     Fundacion Telmex        Sale       04/27/04      25,000          3.97
     Fundacion Telmex        Sale       04/27/04       6,000          3.97
     Fundacion Telmex        Sale       04/27/04       9,000          3.97
     Fundacion Telmex        Sale       04/27/04      10,000          3.97
     Fundacion Telmex        Sale       04/27/04      10,000          3.97
     Fundacion Telmex        Sale       04/27/04      10,000          3.97
     Fundacion Telmex        Sale       04/27/04      10,000          3.97
     Fundacion Telmex        Sale       04/27/04       1,000          3.97
     Fundacion Telmex        Sale       04/27/04       7,000          3.98
     Fundacion Telmex        Sale       04/27/04      20,000          3.98
     Fundacion Telmex        Sale       04/27/04      20,000          3.98
     Fundacion Telmex        Sale       04/27/04      24,900          3.98
     Fundacion Telmex        Sale       04/27/04      50,000          3.97
     Fundacion Telmex        Sale       04/27/04      50,000          3.97
     Fundacion Telmex        Sale       04/27/04      40,000          3.97
     Fundacion Telmex        Sale       04/27/04      20,800          3.97
     Fundacion Telmex        Sale       04/27/04      20,000          3.97
     Fundacion Telmex        Sale       04/27/04      19,200          3.97
     Fundacion Telmex        Sale       04/27/04      28,100          3.98
     Fundacion Telmex        Sale       04/27/04      69,500          3.99
     Fundacion Telmex        Sale       04/27/04      30,500          3.99
     Fundacion Telmex        Sale       04/27/04      26,400          3.98
     Fundacion Telmex        Sale       04/27/04      73,600          3.98
     Fundacion Telmex        Sale       04/27/04     200,000          3.99
     Fundacion Telmex        Sale       04/27/04       8,600          3.99
     Fundacion Telmex        Sale       04/27/04      10,000          3.99
     Fundacion Telmex        Sale       04/27/04      10,000          3.99
     Fundacion Telmex        Sale       04/27/04      50,000          3.99
     Fundacion Telmex        Sale       04/27/04       1,500          3.99
     Fundacion Telmex        Sale       04/27/04      10,000          3.99
     Fundacion Telmex        Sale       04/27/04       2,900          3.99
     Fundacion Telmex        Sale       04/27/04      11,400          3.98
     Fundacion Telmex        Sale       04/27/04      10,000          3.98
     Fundacion Telmex        Sale       04/27/04         200          3.98
     Fundacion Telmex        Sale       04/27/04     185,400          3.96
     Fundacion Telmex        Sale       04/27/04      56,800          3.96
     Fundacion Telmex        Sale       04/27/04       5,000          3.96
     Fundacion Telmex        Sale       04/27/04       5,000          3.96
     Fundacion Telmex        Sale       04/27/04       6,000          3.96
     Fundacion Telmex        Sale       04/27/04      20,000          3.96
     Fundacion Telmex        Sale       04/27/04       7,200          3.96
     Fundacion Telmex        Sale       04/27/04      37,300          3.96
     Fundacion Telmex        Sale       04/27/04      62,700          3.96
     Fundacion Telmex        Sale       04/27/04      77,800          3.97
     Fundacion Telmex        Sale       04/27/04      22,200          3.97
     Fundacion Telmex        Sale       04/27/04       5,800          3.96
     Fundacion Telmex        Sale       04/27/04      50,000          3.96
     Fundacion Telmex        Sale       04/27/04      20,000          3.96
     Fundacion Telmex        Sale       04/27/04      24,200          3.95
     GFI                     Sale       04/27/04      60,000          4.05
     GFI                     Sale       04/27/04      50,000          4.05
     GFI                     Sale       04/27/04      20,000          4.05
     GFI                     Sale       04/27/04       5,000          4.05
     GFI                     Sale       04/27/04      20,000          4.05
     GFI                     Sale       04/27/04      20,000          4.05
     GFI                     Sale       04/27/04      25,000          4.05
     GFI                     Sale       04/27/04      50,000          4.04
     GFI                     Sale       04/27/04      22,000          4.04
     GFI                     Sale       04/27/04      30,000          4.04
     GFI                     Sale       04/27/04      30,000          4.04
     GFI                     Sale       04/27/04     100,000          4.04
     GFI                     Sale       04/27/04         200          4.04
     GFI                     Sale       04/27/04      67,500          4.04
     GFI                     Sale       04/27/04      10,000          4.04
     GFI                     Sale       04/27/04      30,000          4.04
     GFI                     Sale       04/27/04       2,800          4.04
     GFI                     Sale       04/27/04      57,500          4.04
     GFI                     Sale       04/27/04      16,600          4.01
     GFI                     Sale       04/27/04     100,000          4.00
     GFI                     Sale       04/27/04      35,000          4.00
     GFI                     Sale       04/27/04      27,000          4.00
     GFI                     Sale       04/27/04       5,000          4.00
     GFI                     Sale       04/27/04      20,000          4.00
     GFI                     Sale       04/27/04      10,000          4.00
     GFI                     Sale       04/27/04     100,000          4.00
     GFI                     Sale       04/27/04      50,000          4.00
     GFI                     Sale       04/27/04      30,000          4.00
     GFI                     Sale       04/27/04     100,000          4.00
     GFI                     Sale       04/27/04       6,400          4.00
     GFI                     Sale       04/27/04      55,400          4.00
     GFI                     Sale       04/27/04       4,000          4.00
     GFI                     Sale       04/27/04     100,000          4.00
     GFI                     Sale       04/27/04      50,000          4.00
     GFI                     Sale       04/27/04      20,000          4.00
     GFI                     Sale       04/27/04      25,000          4.00
     GFI                     Sale       04/27/04      25,000          4.00
     GFI                     Sale       04/27/04      20,600          4.00
     GFI                     Sale       04/27/04      36,700          3.96
     GFI                     Sale       04/27/04       5,000          3.96
     GFI                     Sale       04/27/04      10,000          3.96
     GFI                     Sale       04/27/04       5,000          3.96
     GFI                     Sale       04/27/04       6,700          3.96
     GFI                     Sale       04/27/04      36,600          3.96
     GFI                     Sale       04/27/04     179,300          3.96
     GFI                     Sale       04/27/04      12,000          3.96
     GFI                     Sale       04/27/04       8,700          3.96
     GFI                     Sale       04/27/04     183,300          3.96
     GFI                     Sale       04/27/04       5,000          3.96
     GFI                     Sale       04/27/04      11,700          3.96
     GFI                     Sale       04/27/04     100,000          3.97
     GFI                     Sale       04/28/04      15,000          3.85
     GFI                     Sale       04/28/04       5,000          3.85
     GFI                     Sale       04/28/04      30,000          3.85
     GFI                     Sale       04/28/04      46,000          3.83
     GFI                     Sale       04/28/04       4,000          3.83
     GFI                     Sale       04/28/04      50,000          3.85
     GFI                     Sale       04/28/04      15,000          3.84
     GFI                     Sale       04/28/04      20,000          3.84
     GFI                     Sale       04/28/04       3,000          3.84
     GFI                     Sale       04/28/04       5,000          3.84
     GFI                     Sale       04/28/04       5,000          3.84
     GFI                     Sale       04/28/04       2,000          3.84
     GFI                     Sale       04/28/04      50,000          3.83
     GFI                     Sale       04/28/04       6,000          3.84
     GFI                     Sale       04/28/04      17,000          3.84
     GFI                     Sale       04/28/04       8,600          3.83
     GFI                     Sale       04/28/04      50,000          3.83
     GFI                     Sale       04/28/04     200,000          3.83
     GFI                     Sale       04/28/04      30,000          3.83
     GFI                     Sale       04/28/04      50,000          3.83
     GFI                     Sale       04/28/04       6,000          3.83
     GFI                     Sale       04/28/04      21,000          3.83
     GFI                     Sale       04/28/04      20,000          3.83
     GFI                     Sale       04/28/04      14,400          3.83
     GFI                     Sale       04/28/04      77,000          3.84
     GFI                     Sale       04/28/04      10,000          3.85
     GFI                     Sale       04/28/04      90,000          3.85
     GFI                     Sale       04/28/04      50,000          3.87
     GFI                     Sale       04/28/04      96,700          3.85
     GFI                     Sale       04/28/04       3,300          3.85
     GFI                     Sale       04/28/04      92,600          3.83
     GFI                     Sale       04/28/04       7,400          3.83
     GFI                     Sale       04/28/04      15,000          3.81
     GFI                     Sale       04/28/04      15,000          3.81
     GFI                     Sale       04/28/04      15,000          3.81
     GFI                     Sale       04/28/04      55,000          3.81
     GFI                     Sale       04/28/04     100,000          3.81
     GFI                     Sale       04/28/04     100,000          3.81
     GFI                     Sale       04/28/04       6,000          3.81
     GFI                     Sale       04/28/04      25,000          3.81
     GFI                     Sale       04/28/04      69,000          3.81
     GFI                     Sale       04/28/04      20,000          3.81
     GFI                     Sale       04/28/04       7,000          3.81
     GFI                     Sale       04/28/04      41,200          3.80
     GFI                     Sale       04/28/04      58,800          3.80
     GFI                     Sale       04/28/04     100,000          3.77
     GFI                     Sale       04/28/04      50,000          3.77
     GFI                     Sale       04/28/04      13,000          3.77
     GFI                     Sale       04/28/04       5,000          3.77
     GFI                     Sale       04/28/04       5,000          3.77
     GFI                     Sale       04/28/04       3,000          3.77
     GFI                     Sale       04/28/04       5,000          3.77
     GFI                     Sale       04/28/04       5,000          3.77
     GFI                     Sale       04/28/04      14,000          3.77
     GFI                     Sale       04/28/04     100,000          3.77
     GFI                     Sale       04/28/04      75,000          3.78
     GFI                     Sale       04/28/04       2,000          3.78
     GFI                     Sale       04/28/04      23,000          3.78
     GFI                     Sale       04/28/04      88,400          3.80
     GFI                     Sale       04/28/04      11,600          3.80
     GFI                     Sale       04/28/04      53,000          3.81
     GFI                     Sale       04/28/04      20,000          3.81
     GFI                     Sale       04/28/04      27,000          3.80
     GFI                     Sale       04/28/04      27,000          3.80
     GFI                     Sale       04/28/04      46,000          3.80
     GFI                     Sale       04/28/04     100,000          3.82
     GFI                     Sale       04/28/04     100,000          3.84
     GFI                     Sale       04/28/04      48,400          3.83
     GFI                     Sale       04/28/04     210,000          3.83
     GFI                     Sale       04/28/04       1,600          3.83
     GFI                     Sale       04/28/04      53,900          3.84
     GFI                     Sale       04/28/04     263,000          3.83
     GFI                     Sale       04/28/04      46,100          3.84
     GFI                     Sale       04/28/04         200          3.84
     GFI                     Sale       04/28/04      13,000          3.84
     GFI                     Sale       04/28/04      15,000          3.84
     GFI                     Sale       04/28/04      47,700          3.81
     GFI                     Sale       04/28/04      50,000          3.81
     GFI                     Sale       04/28/04     100,000          3.81
     GFI                     Sale       04/28/04       2,300          3.81
     GFI                     Sale       04/28/04     100,000          3.82
     GFI                     Sale       04/28/04       5,300          3.80
     GFI                     Sale       04/28/04      43,500          3.79
     GFI                     Sale       04/28/04     184,000          3.79
     GFI                     Sale       04/28/04      16,000          3.79
     GFI                     Sale       04/28/04      37,800          3.81
     GFI                     Sale       04/28/04      62,200          3.78
     GFI                     Sale       04/28/04      45,200          3.77
     GFI                     Sale       04/28/04     100,000          3.77
     GFI                     Sale       04/28/04      54,800          3.77
     GFI                     Sale       04/28/04     100,000          3.75
     GFI                     Sale       04/28/04     200,000          3.75
     GFI                     Sale       04/28/04      71,900          3.75
     GFI                     Sale       04/28/04       2,000          3.75
     GFI                     Sale       04/28/04       1,000          3.75
     GFI                     Sale       04/28/04     125,100          3.72
     GFI                     Sale       04/28/04      22,000          3.72
     GFI                     Sale       04/28/04      10,000          3.72
     GFI                     Sale       04/28/04      68,000          3.72
     GFI                     Sale       04/28/04      98,000          3.72
     GFI                     Sale       04/28/04       2,000          3.72
     GFI                     Sale       04/28/04     100,000          3.73
     GFI                     Sale       04/28/04      62,000          3.73
     GFI                     Sale       04/28/04       3,000          3.73
     GFI                     Sale       04/28/04      23,000          3.73
     GFI                     Sale       04/28/04      12,000          3.73
     GFI                     Sale       04/28/04       7,800          3.73
     GFI                     Sale       04/28/04         200          3.72
     GFI                     Sale       04/28/04      10,000          3.72
     GFI                     Sale       04/28/04      28,000          3.72
     GFI                     Sale       04/28/04       5,000          3.72
     GFI                     Sale       04/28/04      49,000          3.72
     GFI                     Sale       04/29/04      62,400          3.62
     GFI                     Sale       04/29/04      72,100          3.59
     GFI                     Sale       04/29/04       9,000          3.59
     GFI                     Sale       04/29/04      76,000          3.59
     GFI                     Sale       04/29/04      10,000          3.59
     GFI                     Sale       04/29/04      70,500          3.59
     GFI                     Sale       04/29/04      55,500          3.59
     GFI                     Sale       04/29/04     200,000          3.58
     GFI                     Sale       04/29/04     170,000          3.58
     GFI                     Sale       04/29/04       8,300          3.58
     GFI                     Sale       04/29/04     366,200          3.58
     GFI                     Sale       04/29/04      48,300          3.60
     GFI                     Sale       04/29/04      25,000          3.60
     GFI                     Sale       04/29/04       2,000          3.60
     GFI                     Sale       04/29/04     103,000          3.60
     GFI                     Sale       04/29/04     250,000          3.54
     GFI                     Sale       04/29/04      21,700          3.54
     GFI                     Sale       04/29/04      15,400          3.51
     GFI                     Sale       04/29/04     385,000          3.50
     GFI                     Sale       04/29/04     100,000          3.50
     GFI                     Sale       04/29/04       9,000          3.50
     GFI                     Sale       04/29/04      58,000          3.50
     GFI                     Sale       04/29/04      70,000          3.50
     GFI                     Sale       04/29/04     100,000          3.50
     GFI                     Sale       04/29/04      30,000          3.50
     GFI                     Sale       04/29/04      90,000          3.50
     GFI                     Sale       04/29/04     500,000          3.50
     GFI                     Sale       04/29/04         300          3.50
     GFI                     Sale       04/29/04      10,000          3.50
     GFI                     Sale       04/29/04       2,000          3.50
     GFI                     Sale       04/29/04       5,000          3.50
     GFI                     Sale       04/29/04      75,300          3.50
     GFI                     Sale       04/30/04           4          3.58
     GFI                     Sale       06/09/04      70,900          3.74
     GFI                     Sale       06/09/04     100,000          3.74
     GFI                     Sale       06/09/04      20,000          3.74
     GFI                     Sale       06/09/04       5,000          3.74
     GFI                     Sale       06/09/04      41,700          3.74
     GFI                     Sale       06/09/04      32,500          3.72
     GFI                     Sale       06/09/04      17,500          3.72
     GFI                     Sale       06/09/04      23,200          3.73
     GFI                     Sale       06/09/04       5,000          3.73
     GFI                     Sale       06/09/04         900          3.73
     GFI                     Sale       06/09/04       5,000          3.73
     GFI                     Sale       06/09/04      10,000          3.73
     GFI                     Sale       06/09/04       5,900          3.73
     GFI                     Sale       06/09/04      37,800          3.74
     GFI                     Sale       06/09/04      12,200          3.74
     GFI                     Sale       06/09/04      22,100          3.73
     GFI                     Sale       06/09/04      26,200          3.73
     GFI                     Sale       06/09/04       1,700          3.73
     GFI                     Sale       06/09/04      39,000          3.74
     GFI                     Sale       06/09/04      11,000          3.74
     GFI                     Sale       06/09/04       3,500          3.73
     GFI                     Sale       06/09/04         500          3.73
     GFI                     Sale       06/09/04       3,000          3.73
     GFI                     Sale       06/09/04      40,000          3.73
     GFI                     Sale       06/09/04       3,000          3.73
     GFI                     Sale       06/09/04          30          3.72
     GFI                     Sale       06/09/04           5          3.72
     GFI                     Sale       06/09/04     105,100          3.72
     GFI                     Sale       06/09/04      40,000          3.71
     GFI                     Sale       06/09/04     100,000          3.71
     GFI                     Sale       06/09/04      15,500          3.72
     GFI                     Sale       06/09/04      30,000          3.72
     GFI                     Sale       06/09/04      49,400          3.71
     GFI                     Sale       06/09/04      42,000          3.73
     GFI                     Sale       06/09/04         600          3.71
     GFI                     Sale       06/09/04       7,400          3.71
     GFI                     Sale       06/09/04      92,600          3.71
     GFI                     Sale       06/09/04      17,400          3.71
     GFI                     Sale       06/10/04      13,500          3.73
     GFI                     Sale       06/10/04      31,500          3.70
     GFI                     Sale       06/10/04      18,500          3.70
     GFI                     Sale       06/10/04      36,500          3.71
     GFI                     Sale       06/10/04      50,000          3.73
     GFI                     Sale       06/10/04      50,000          3.74
     GFI                     Sale       06/10/04       5,900          3.75
     GFI                     Sale       06/10/04      19,100          3.75
     GFI                     Sale       06/10/04      25,000          3.75
     GFI                     Sale       06/10/04      50,000          3.75
     GFI                     Sale       06/10/04     200,000          3.75
     GFI                     Sale       06/10/04      48,500          3.75
     GFI                     Sale       06/10/04       1,500          3.75
     GFI                     Sale       06/10/04      28,500          3.75
     GFI                     Sale       06/10/04     100,000          3.74
     GFI                     Sale       06/10/04      21,500          3.75
     GFI                     Sale       06/10/04      50,000          3.72
     GFI                     Sale       06/10/04     100,000          3.71
     GFI                     Sale       06/10/04     200,000          3.71
     GFI                     Sale       06/10/04     150,000          3.72
     GFI                     Sale       06/10/04     100,000          3.71
     GFI                     Sale       06/10/04      30,000          3.72
     GFI                     Sale       06/10/04       1,000          3.72
     GFI                     Sale       06/10/04      60,900          3.72
     GFI                     Sale       06/10/04       7,000          3.72
     GFI                     Sale       06/10/04       1,100          3.71
     GFI                     Sale       06/10/04     100,000          3.70
     GFI                     Sale       06/14/04      19,600          3.65
     GFI                     Sale       06/14/04         400          3.65
     GFI                     Sale       06/14/04      29,600          3.65
     GFI                     Sale       06/14/04         400          3.65
     GFI                     Sale       06/14/04      19,600          3.65
     GFI                     Sale       06/14/04         400          3.65
     GFI                     Sale       06/14/04      20,000          3.65
     GFI                     Sale       06/14/04       6,000          3.65
     GFI                     Sale       06/14/04       4,000          3.65
     GFI                     Sale       06/14/04      40,000          3.65
     GFI                     Sale       06/14/04       8,000          3.65
     GFI                     Sale       06/14/04      50,000          3.65
     GFI                     Sale       06/14/04       2,000          3.65
     GFI                     Sale       06/14/04       4,600          3.64
     GFI                     Sale       06/14/04      10,000          3.64
     GFI                     Sale       06/14/04         800          3.63
     GFI                     Sale       06/14/04       5,500          3.63
     GFI                     Sale       06/14/04      10,000          3.63
     GFI                     Sale       06/14/04      50,000          3.62
     GFI                     Sale       06/14/04     200,000          3.62
     GFI                     Sale       06/14/04      19,100          3.62
     GFI                     Sale       06/14/04      50,000          3.64
     GFI                     Sale       06/14/04      50,000          3.65
     GFI                     Sale       06/14/04      19,600          3.64
     GFI                     Sale       06/14/04      19,300          3.63
     GFI                     Sale       06/14/04      25,000          3.63
     GFI                     Sale       06/14/04      25,000          3.63
     GFI                     Sale       06/14/04      20,000          3.63
     GFI                     Sale       06/14/04      20,000          3.63
     GFI                     Sale       06/14/04      20,000          3.63
     GFI                     Sale       06/14/04      20,000          3.63
     GFI                     Sale       06/14/04      25,000          3.63
     GFI                     Sale       06/14/04      20,000          3.63
     GFI                     Sale       06/14/04      25,000          3.63
     GFI                     Sale       06/14/04      11,100          3.63
     GFI                     Sale       06/14/04         900          3.65
     GFI                     Sale       06/14/04      10,100          3.65
     GFI                     Sale       06/14/04      39,000          3.65
     GFI                     Sale       06/14/04      10,000          3.64
     GFI                     Sale       06/14/04       2,000          3.64
     GFI                     Sale       06/14/04       2,000          3.64
     GFI                     Sale       06/14/04      60,000          3.64
     GFI                     Sale       06/14/04      26,000          3.63
     GFI                     Sale       06/14/04         200          3.64
     GFI                     Sale       06/14/04       7,600          3.64
     GFI                     Sale       06/14/04     100,000          3.63
     GFI                     Sale       06/14/04     100,000          3.63
     GFI                     Sale       06/14/04      92,200          3.64
     GFI                     Sale       06/14/04       7,800          3.64
     GFI                     Sale       06/14/04       6,000          3.64
     GFI                     Sale       06/14/04      29,600          3.62
     GFI                     Sale       06/14/04      56,600          3.62
     GFI                     Sale       06/14/04     100,000          3.63
     Fundacion Telmex        Sale       06/15/04      37,000          3.64
     Fundacion Telmex        Sale       06/15/04      38,700          3.64
     Fundacion Telmex        Sale       06/15/04      29,900          3.64
     Fundacion Telmex        Sale       06/15/04      20,100          3.64
     Fundacion Telmex        Sale       06/15/04      29,900          3.64
     Fundacion Telmex        Sale       06/15/04      20,100          3.64
     Fundacion Telmex        Sale       06/15/04      12,800          3.64
     Fundacion Telmex        Sale       06/15/04      50,000          3.64
     Fundacion Telmex        Sale       06/15/04      37,200          3.64
     Fundacion Telmex        Sale       06/15/04      37,800          3.65
     Fundacion Telmex        Sale       06/15/04       4,000          3.65
     Fundacion Telmex        Sale       06/15/04      58,200          3.65
     Trust                   Sale       06/16/04       7,800          3.68
     Trust                   Sale       06/16/04      87,800          3.68
     Trust                   Sale       06/16/04      12,200          3.68
     Trust                   Sale       06/16/04      11,100          3.67
     Trust                   Sale       06/16/04      20,000          3.67
     Trust                   Sale       06/16/04      20,000          3.67
     Trust                   Sale       06/16/04      20,000          3.67
     Trust                   Sale       06/16/04      20,000          3.67
     Trust                   Sale       06/16/04       8,900          3.67
     Trust                   Sale       06/16/04       2,100          3.67
     Trust                   Sale       06/16/04      20,000          3.67
     Trust                   Sale       06/16/04     100,000          3.66
     Trust                   Sale       06/16/04      10,500          3.66
     Trust                   Sale       06/16/04         300          3.66
     Trust                   Sale       06/16/04      17,100          3.66
     Trust                   Sale       06/16/04      32,800          3.66
     Trust                   Sale       06/16/04      17,200          3.66
     Trust                   Sale       06/16/04      50,000          3.67
     Trust                   Sale       06/16/04      50,000          3.68
     Trust                   Sale       06/17/04          33          3.68
     Trust                   Sale       06/17/04          21          3.67
     GFI                     Sale       06/17/04           9          3.68
     Trust                   Sale       06/21/04          16          3.77
     Trust                   Sale       06/21/04      58,000          3.74
     Trust                   Sale       06/21/04      80,000          3.72
     Trust                   Sale       06/21/04      62,000          3.72
     Trust                   Sale       06/21/04      48,200          3.73
     Trust                   Sale       06/21/04      51,800          3.73
     Trust                   Sale       06/21/04     100,000          3.73
     Trust                   Sale       06/21/04     100,000          3.72
     Trust                   Sale       06/21/04      24,400          3.70
     Trust                   Sale       06/21/04      75,600          3.70
     Trust                   Sale       06/21/04      95,000          3.71
     Trust                   Sale       06/21/04       5,000          3.71
     Trust                   Sale       06/21/04      10,000          3.72
     Trust                   Sale       06/21/04      90,000          3.72
     Trust                   Sale       06/21/04      50,000          3.70
     Trust                   Sale       06/21/04      50,000          3.70
     Trust                   Sale       06/21/04       3,000          3.70
     Trust                   Sale       06/21/04      50,100          3.70
     Trust                   Sale       06/21/04      46,900          3.67
     Trust                   Sale       06/21/04      50,000          3.68
     Trust                   Sale       06/21/04       2,000          3.68
     Trust                   Sale       06/21/04      48,000          3.68
     Trust                   Sale       06/21/04       1,000          3.70
     Trust                   Sale       06/21/04      99,000          3.70
     Trust                   Sale       06/21/04     150,000          3.70
     Trust                   Sale       06/21/04       4,100          3.67
     Trust                   Sale       06/21/04      10,000          3.67
     Trust                   Sale       06/21/04       6,500          3.67
     Trust                   Sale       06/21/04       4,200          3.67
     Trust                   Sale       06/21/04      40,000          3.67
     Trust                   Sale       06/21/04      85,200          3.67
     Trust                   Sale       06/22/04      50,000          3.67
     Trust                   Sale       06/22/04      50,000          3.68
     Trust                   Sale       06/22/04      39,500          3.67
     Trust                   Sale       06/22/04      10,500          3.67
     Trust                   Sale       06/22/04      50,000          3.66
     Trust                   Sale       06/22/04      50,000          3.66
     Trust                   Sale       06/22/04      50,000          3.67
     Trust                   Sale       06/22/04      50,000          3.67
     Trust                   Sale       06/22/04      50,000          3.67
     Trust                   Sale       06/22/04      50,000          3.67
     Trust                   Sale       06/22/04       2,000          3.67
     Trust                   Sale       06/22/04       1,000          3.67
     Trust                   Sale       06/22/04     120,000          3.66
     Trust                   Sale       06/22/04       3,000          3.66
     Trust                   Sale       06/22/04      25,000          3.66
     Trust                   Sale       06/22/04         100          3.65
     Trust                   Sale       06/22/04       1,900          3.65
     Trust                   Sale       06/22/04         200          3.65
     Trust                   Sale       06/22/04      25,000          3.65
     Trust                   Sale       06/22/04     120,000          3.65
     Trust                   Sale       06/22/04       1,800          3.65
     Trust                   Sale       06/22/04         700          3.65
     Trust                   Sale       06/22/04      15,000          3.65
     Trust                   Sale       06/22/04      15,000          3.65
     Trust                   Sale       06/22/04      19,300          3.65
     Trust                   Sale       06/22/04       5,000          3.65
     Trust                   Sale       06/22/04       4,600          3.65
     Trust                   Sale       06/22/04       6,800          3.65
     Trust                   Sale       06/22/04      15,000          3.65
     Trust                   Sale       06/22/04      68,600          3.65
     Trust                   Sale       06/22/04      23,600          3.66
     Trust                   Sale       06/22/04      20,000          3.65
     Trust                   Sale       06/22/04      50,000          3.65
     Trust                   Sale       06/22/04       6,400          3.65
     Trust                   Sale       06/22/04       1,700          3.65
     Trust                   Sale       06/22/04       5,000          3.65
     Trust                   Sale       06/22/04         600          3.65
     Trust                   Sale       06/22/04     149,000          3.64
     Trust                   Sale       06/22/04      60,000          3.64
     Trust                   Sale       06/22/04      60,000          3.64
     Trust                   Sale       06/22/04      30,000          3.64
     Trust                   Sale       06/22/04       1,000          3.64
     Trust                   Sale       06/22/04      41,100          3.64
     Trust                   Sale       06/22/04      10,000          3.64
     Trust                   Sale       06/22/04      25,000          3.64
     Trust                   Sale       06/22/04      23,900          3.64
     Trust                   Sale       06/22/04       7,000          3.65
     Trust                   Sale       06/22/04         800          3.65
     Trust                   Sale       06/22/04      58,000          3.64
     Trust                   Sale       06/22/04       4,000          3.64
     Trust                   Sale       06/22/04      22,900          3.63